ADDvantage Technologies Reports Financial Results for Third Quarter of Fiscal 2020

Carrollton, Texas, August 11, 2020 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported its financial results for the three- and nine-month periods ended June 30, 2020.

“We continue to lay the groundwork to position ADDvantage Technologies for the widely anticipated acceleration of the 5G network rollout,” commented Joe Hart, Chief Executive Officer. “During the quarter, we solidified our management team, adding a proven CFO and addressing leadership of our two main operating segments. The 5G expansion remains a critical initiative, particularly amidst the Pandemic and the strains of the work-from-home situation, but the expected investments by the large wireless providers are still largely in a holding pattern, impacting our near-term sales. As the roll-out accelerates, with our strong customer relationships, we are well-positioned for this 5G opportunity to help our customers grow and for the U.S. to take a leadership position in the 5G roll-out.”

“Meanwhile, the company’s strategy and focus on execution is starting to pay off as we improved gross margins by 9% year-over-year,” continued Hart. “Driving the gross margin improvement was our Wireless division by achieving favorable sales mix and the recognition of change-order revenue for which costs had previously been booked in Q2. This was added to an improvement in operational efficiency which underscores the earnings power of the company as the 5G opportunity materializes. Year-over-year, we have reduced our quarterly SG&A expenses by 15%. We also strengthened our balance sheet as cash exceeds $10 million and working capital is almost $10 million. This solidifies our place in an industry readied for explosive growth.”

Financial Results for the Three Months ended June 30, 2020

Sales decreased 32% to $12.0 million for the three months ended June 30, 2020 compared with $17.6 million for the three months ended June 30, 2019. The decrease was due to a decline in sales in the Wireless segment of $3.6 million due to the cancellation of most summertime special events in the Midwest due to the COVID-19 pandemic in which we normally provide substantial temporary wireless networks and the delay in infrastructure spending from the major U.S. carriers on the ramp up of construction for 5G. We also experienced a decline in sales in the Telco segment of $1.9 million resulting from a decrease in equipment sales at Triton, which sells enterprise telephone equipment, as many of its customers were closed during the quarter also as a result of the COVID-19 pandemic.

Even with a $5.5 million sales decrease, gross profit only decreased $0.4 million to $4.2 million for the three months ended June 30, 2020 compared with a gross profit of $4.6 million for the prior year three-month period. The decrease was primarily due to the Telco segment as the Wireless segment was essentially flat. Gross profit margin improved from 26% to 35% year-over-year due to the recognition of project change-order revenue for which costs had already been recorded, a more favorable sales mix and the initial impact of operational initiatives in the Wireless services group.

Operating expenses increased $0.4 million to $2.0 million for the three months ended June 30, 2020 compared with $1.6 million the same period last year. The increase is attributable to increased expenses in the Telco segment including additional personnel costs.

Selling, general and administrative expenses decreased $0.4 million to $2.4 million for the three months ended June 30, 2020 compared with $2.8 million for the same period last year. This decrease was due to a decrease equally between our Telco and Wireless segments.

Net Income for the three months ended June 30, 2020, was $23,000, or $0.00 per diluted share, compared with a net loss of $1.5 million, or $(0.14) per diluted share, in the year-ago quarter. The net gain for the third fiscal quarter of 2020 included a $660,000 impairment charge related to a right of use asset associated with a building lease for a property formerly used by the Telco segment. This was more than offset by a $1.2 million tax benefit related to the CARES act. The year-ago period included approximately $1.4 million in loss from discontinued operations.

Adjusted EBITDA for the three months ended June 30, 2020 was a loss of $187,000 compared with positive Adjusted EBITDA of $176,000 for the same period of 2019.

Financial Results for the Nine Months ended June 30, 2020

Sales increased 2% to $37.9 million for the nine months ended June 30, 2020 compared with $37.3 million for the nine months ended June 30, 2019. The increase in sales was driven by the January 4, 2019 acquisition of Fulton Technologies to create the company’s Wireless Segment. Sales for the Wireless segment increased $3.6 million to $16.6 million for the nine months ended June 30, 2020 compared with $13.0 million for the nine months ended June 30, 2019. Sales for the Telco segment decreased $3.0 million to $21.4 million for the nine months ended June 30, 2020 compared with $24.4 million for the same period last year. The decrease in sales resulted primarily from a $1.8 million decrease in equipment sales at the Company’s Triton unit and a $1.2 million decrease in equipment sales at the Company’s Nave unit.

Gross profit decreased $2.5 million to $7.3 million for the nine months ended June 30, 2020 compared with $9.8 million for the prior year nine-month period primarily due to an increase in inventory obsolescence expense of $2.4 million for the company’s Nave and Triton businesses and increased expenses related to repositioning the Company’s Southern workforce to the North. This was partially offset by the addition of a full 3 quarters of gross profit from the acquisition of Fulton in January 2019.

Operating expenses increased $2.3 million to $6.3 million for the nine months ended June 30, 2020 compared with $3.9 million for the same period last year. The increase in operating expenses was due primarily to the addition of the Wireless segment in the previous year, additional facility costs as a result of moving into Triton’s new facility in the first fiscal quarter of 2020 and additional personnel costs.

Selling, general and administrative expenses increased $0.7 million to $8.1 million for the nine months ended June 30, 2020 compared with $7.4 million for the same period last year. This increase was primarily due to the addition of the Wireless segment of $0.9 million in the previous year, partially offset by a decrease in personnel costs in the Telco segment as well as Corporate overhead reductions.

Impairment of intangibles including goodwill for the nine months ended June 30, 2020 was $8.7 million related to the write-off of goodwill and certain intangibles in the Telco segment in the second fiscal quarter.

Net loss for the nine months ended June 30, 2020, was $16.4 million, or ($1.49) per diluted share, compared with a net loss $3.7 million, or $(0.36) per diluted share, for the first nine months of last year. The net loss for the first nine months of fiscal 2020 included the $8.7 million write-off of goodwill, the $660,000 impairment related to a right of use asset, partially offset by the $1.2 million tax benefit. The prior-year period included approximately $1.3 million in losses from discontinued operations.

Adjusted EBITDA for the nine months ended June 30, 2020 was a loss of $6.9 million compared with a loss of $1.4 million for the same period of 2019.

Balance sheet
Cash and cash equivalents were $10.4 million as of June 30, 2020, compared with $1.2 million as of September 30, 2019. As of June 30, 2020, the Company had inventories of $6.0 million, compared with $7.6 million as of September 30, 2019.

Outstanding debt was $7.6 million as of June 30, 2020 comprised of $2.8 million on a revolving line of credit and $4.8 million of notes payable, compared with no debt as of September 30, 2019. The payments required under the $3.5 million notes payable correlate with payments that we will receive from the $5.8 million promissory note receivable balance from the 2019 sale of our cable business.

Subsequent to Quarter End

Subsequent to June 30, 2020, the Company announced several management changes. First, Jarrod Watson was appointed as the Chief Financial Officer of the Company. Mr. Watson comes to the Company with more than 20 years of corporate financial leadership, including multiple Fortune 500 organizations. Reginald Jaramillo was promoted to President of the Telco segment. Mr. Jaramillo has 15 years of experience in the telecommunications industry working for companies such as Cox Communications, Time Warner Cable and Suddenlink Communications. Jimmy Taylor was named President of the Wireless segment, where he had been serving in that capacity on an interim basis since February 2020.

Earnings Conference Call
The Company will host a conference call today, Tuesday, August 11, at 4:30 p.m. Eastern Time.

Webcast: www.addvantagetechnologies.com
Dial-in number: 1-855-327-6837 (domestic) or 1-631-891-4304 (international)
Access code: 10010577

Replay number: 1-844-512-2921 (domestic) or 1-412-317-6671 (international)
Available through: August 25, 2020
Access code: 10010577

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA as presented also excludes impairment charges for operating lease right of use assets, intangible assets including goodwill, stock compensation expense, other income, other expense, interest income and income from equity method investment. Management believes providing Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies. In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.

-- Tables follow –

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30, 2020	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$10,365,744	$1,242,143
Restricted cash	105,117	351,909
Accounts receivable, net of allowance for doubtful accounts of $250,000 and $150,000, respectively	3,164,893	4,826,716
Unbilled revenue	677,702	2,691,232
Promissory note – current	1,400,000	1,400,000
Income tax receivable	34,915	21,350
Inventories, net of allowance for excess and obsolete inventory of $3,400,000 and $1,275,000, respectively	5,964,490	7,625,573
Prepaid expenses	1,013,645	543,762
Other assets	289,300	262,462
Total current assets	23,015,806	18,965,147

Property and equipment, at cost:
Machinery and equipment	3,503,199	2,475,545
Leasehold improvements	846,783	190,984
Total property and equipment, at cost	4,349,982	2,666,529
Less: Accumulated depreciation	(1,326,477)	(835,424)
Net property and equipment	3,023,505	1,831,105

Right-of-use operating lease assets	4,158,786	‒
Promissory note – noncurrent	2,950,000	4,975,000
Intangibles, net of accumulated amortization	1,504,773	6,002,998
Goodwill	57,554	4,877,739
Deferred income taxes	1,220,564	‒
Other assets	178,602	176,355

Total assets	$36,109,590	$36,828,344

	June 30, 2020	September 30, 2019
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,786,788	$4,730,537
Accrued expenses	1,415,792	1,617,911
Deferred revenue	241,452	97,478
Bank line of credit	2,800,000	‒
Note payable – current	2,580,652	‒
Operating lease obligations – current	1,224,630	‒
Financing lease obligations – current	328,151	‒
Other current liabilities	‒	757,867
Total current liabilities	13,377,465	7,203,793

Note payable	2,171,680	‒
Operating lease obligations	3,809,803	‒
Financing lease obligations	855,052	‒
Other liabilities	15,000	177,951
Total liabilities	20,229,000	7,381,744

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 11,294,839 and 10,861,950 shares issued, respectively; 11,294,839 and 10,361,292 shares outstanding, respectively	112,950	108,620
Paid in capital	(2,592,034)	(4,377,103)
Retained earnings	18,359,674	34,715,097
Total shareholders’ equity before treasury stock	15,880,590	30,446,614

Less: Treasury stock, 0 and 500,658 shares, respectively, at cost	‒	(1,000,014)
Total shareholders’ equity	15,880,590	29,446,600

Total liabilities and shareholders’ equity	$36,109,590	$36,828,344

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Sales	$12,021,820	$17,559,315	$37,943,303	$37,259,352
Cost of sales	7,851,241	12,971,910	30,619,379	27,472,042
Gross profit	4,170,579	4,587,405	7,323,924	9,787,310
Operating expenses	1,998,184	1,611,751	6,276,442	3,943,026
Selling, general and administrative expenses	2,420,629	2,846,168	8,095,815	7,385,008
Impairment of right of use asset	660,242	‒	660,242	‒
Impairment of intangibles including goodwill	‒	‒	8,714,306	‒
Depreciation and amortization expense	241,501	382,565	1,196,860	1,069,653
Loss from operations	(1,149,977)	(253,079)	(17,619,741)	(2,610,377)
Other income (expense):
Interest income	83,544	‒	258,847	‒
Income from equity method investment	‒	20,005	40,500	75,005
Other income (expense)	(29,454)	158,739	(86,588)	118,319
Interest expense	(101,327)	(25,860)	(184,005)	(68,612)
Total other income (expense), net	(47,237)	152,884	28,754	124,712

Loss before income taxes	(1,197,214)	(100,195)	(17,590,987)	(2,485,665)
Benefit for income taxes	(1,220,564)	(42,000)	(1,235,564)	(13,000)
Income (loss) from continuing operations	23,350	(58,195)	(16,355,423)	(2,472,665)

Loss from discontinued operations, net of tax	‒	(1,426,970)	‒	(1,267,344)

Net income (loss)	$23,350	$(1,485,165)	$(16,355,423)	$(3,740,009)

Income (loss) per share:
Basic
Continuing operations	$0.00	$(0.00)	$(1.49)	$(0.24)
Discontinued operations	‒	(0.14)	‒	(0.12)
Net income (loss)	$0.00	$(0.14)	$(1.49)	$(0.36)
Diluted
Continuing operations	$0.00	$(0.00)	$(1.49)	$(0.24)
Discontinued operations	‒	(0.14)	‒	(0.12)
Net income (loss)	$0.00	$(0.14)	$(1.49)	$(0.36)
Shares used in per share calculation:
Basic	11,079,580	10,361,292	10,955,235	10,361,292
Diluted	11,216,688	10,361,292	10,955,235	10,361,292

A reconciliation by segment of loss from operations to Adjusted EBITDA for the three and nine months ended June 30, follows:

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(253,416)	$(896,561)	$(1,149,977)	$(454,672)	$201,593	$(253,079)
Impairment of right of use asset	‒	660,242	660,242	‒	‒	‒
Impairment of intangibles including goodwill	‒	‒	‒	‒	‒	‒
Depreciation and amortization expense	143,245	98,256	241,501	81,607	300,958	382,565
Stock compensation expense	25,577	35,769	61,346	12,166	34,436	46,602
Adjusted EBITDA	$(84,594)	$(102,294)	$(186,888)	$(360,899)	$536,987	$176,088

	Nine Months Ended June 30, 2020			Nine Months Ended June 30, 2019
	Wireless	Telco	Total	Wireless	Telco	Total
Loss from operations	$(4,136,645)	$(13,483,096)	$(17,619,741)	$(1,568,255)	$(1,042,122)	$(2,610,377)
Impairment of right of use asset	‒	660,242	660,242	‒	‒	‒
Impairment of intangibles including goodwill	‒	8,714,306	8,714,306	‒	‒	‒
Depreciation and amortization expense	461,672	735,188	1,196,860	172,240	897,413	1,069,653
Stock compensation expense	64,344	103,061	167,405	31,628	121,063	152,691
Adjusted EBITDA (a)	$(3,610,629)	$(3,270,299)	$(6,880,928)	$(1,364,387)	$(23,646)	$(1,388,033)

(a)	The Telco segment includes inventory-related non-cash adjustments of $2.3 million for the nine months ended June 30, 2020.